Exhibit 10.4

December 10, 2003

Michael P. Gray

57 Lancaster Road

Sudbury, MA 01776

Dear Mike,

I am pleased to confirm your promotion. This letter will outline the new terms and benefits of your employment with Curis, Inc., and will supercede the previous letter concerning your terms of employment dated January 26, 1998.

Position: Vice President, Chief Financial Officer

Reporting to: Dan Passeri, President and CEO

Effective Date: November 27, 2003

Rate of Pay: $15,416.70 per month to be reviewed as part of our performance review program. It is understood that paychecks will be issued on alternating Fridays.

Work Week: You will generally work Monday through Friday, at least 40 hours per week.

Benefits: You will be provided fully paid D & O insurance.

Stock Options: You will be recommended for an option to purchase 160,000 shares of Curis common stock, to be awarded by the Board of Directors at the next Board Meeting or Compensation Committee meeting following your start date. The shares will be awarded at a price to be determined by the Board of Directors and will vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. Vesting of stock options is contingent upon your continued employment at Curis. The award will be subject to and governed by the terms and conditions of an agreement between you and the Curis and the Curis Inc. 2000 Stock Incentive Plan (the “Plan”).

It should be understood by you that your employment at Curis, Inc. is at all times on an “at will” basis, which means that it is not guaranteed for any specified period of time and may be terminated by you or by Curis at any time, with or without notice, and regardless of the date of payment of your salary. By accepting the terms of this agreement, you acknowledge and agree that no contrary representation has been made to you. This at-will employment

Michael P. Gray

relationship will remain in effect throughout your employment with Curis. It may not be modified by an oral or implied agreement. The terms of your employment will be interpreted in accordance with and governed by the laws of The Commonwealth of Massachusetts.

It is anticipated that you will continue your employment with Curis, Inc. for at least four years. In the event your employment with the Company is involuntarily terminated by the Company without cause, the Company will continue to pay you as severance benefits your base salary as in effect on the date of your employment with the Company, to the extent that such benefits can be provided to non-employees, for six months provided you execute a separation agreement and release prepared by and satisfactory to the Company and such agreement becomes binding.

Cause means (a) your failure or refusal to substantially perform your duties or your continued neglect to perform such duties to the full extent of your abilities for reasons other than death, physical or mental incapacity, (b) a good faith finding by the Company of your failure to perform your duties as assigned to you by the Board of Directors or Chief Executive Officer of the Company, (c) a good faith finding by the Company of dishonesty, gross negligence, or misconduct, (d) conviction or the entry of a pleading of nolo contender e to any crime or felony, or (e) any breach or threatened breach of any confidentiality, non-solicitation, or inventions agreement with the Company.

If the terms of this employment agreement are acceptable, please indicate your acceptance by signing both copies of this letter. Please return one copy of each to Kristie Haskell, Director, Human Resources.

Sincerely,

/s/ DANIEL R. PASSERI

Dan Passeri
President and CEO

Agreed and accepted:

/s/ MICHAEL P. GRAY

Michael P. Gray

Date: 12/15/03

Enclosures

Invention, Non-Disclosure and Non-Competition Agreement

Form I-9